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EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact Information:
C. Lynn Gable
The Bank of Georgia
Senior Vice President and CFO
(770) 631-9488

GEORGIA BANCSHARES, INC.
ANNOUNCES ISSUANCE OF $6.5 MILLION OF TRUST PREFERRED SECURITIES

PEACHTREE CITY, GA, October 5, 2004—Georgia Bancshares, Inc., (OTC BB:GABA.OB), the parent company of The Bank of Georgia, today announced that on September 29, 2004 it completed a private placement issuance of $6.5 million of trust preferred securities through a newly formed subsidiary trust organized under Delaware law. The rate on these trust preferred securities is the 3 month LIBOR plus a specified percentage. The rate adjusts quarterly, and the initial rate at closing was 4.57%. The trust preferred securities mature in thirty years; however, they may be prepaid without penalty beginning on October 18, 2009. The trust preferred securities are intended to qualify as Tier 1 capital.

The entire proceeds from the sale of the trust preferred securities were used for additional capital contribution to its subsidiary, The Bank of Georgia. Total assets at The Bank of Georgia have increased over $45 million during 2004 and total approximately $250 million as of September 30, 2004.

The trust preferred securities have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an exemption from registration requirements.

For more information about Georgia Bancshares, Inc., visit www.georgiabancshares.com.

Based in Peachtree City, GA, Georgia Bancshares, Inc. is a bank holding company that provides traditional bank services to small businesses and consumers through its subsidiary, The Bank of Georgia. The Bank of Georgia opened for business in February 2000, and has locations in Peachtree City, Fayetteville, Newnan, Sharpsburg and Tyrone, Georgia. A full-service bank, The Bank of Georgia provides a broad array of services, including checking accounts, money market accounts, certificates of deposit, commercial loans, construction loans, consumer loans (including home equity lines of credit), credit cards, drive-through windows, ATMs, on-line banking, and Visa check cards. For more information about The Bank of Georgia, visit www.bankofgeorgia.com.

Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that involve risks and uncertainties, including changes in economic conditions, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans, the level of allowance for loan losses, the rate of delinquencies and amounts of charge-offs, and competition. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent our judgment as of the date of this release. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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GEORGIA BANCSHARES, INC. ANNOUNCES ISSUANCE OF $6.5 MILLION OF TRUST PREFERRED SECURITIES